EXHIBIT 99.1

PRESS RELEASE

October 8, 2013

Arrowhead Prices At-Market Private Offering for $60 Million Net Proceeds

PASADENA, Calif. — October 8, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a biopharmaceutical company developing targeted RNAi therapeutics, today announced that it has priced a private offering with net proceeds expected to be $60 million. The offering was priced at $5.86 per share of common stock.

Approximately 3,071,000 shares of common stock and 46,000 shares of a newly issued class of preferred stock to be designated as the series C convertible preferred stock are expected to be issued at closing. The series C preferred shares, which are non-voting securities, are priced at $1,000 per share, are convertible into shares of common stock at a conversion price of $5.86 per share of common stock, pay no dividend, and include no liquidation preference. The offering is expected to close on or about October 11, 2013, subject to the satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock and the shares of common stock issuable upon conversion of the series C preferred.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a biopharmaceutical company developing targeted RNAi therapeutics. The company is leveraging its proprietary drug delivery technologies to develop targeted drugs based on the RNA interference mechanism that efficiently silence disease-causing genes. Arrowhead technologies also enable partners to create peptide-drug conjugates that specifically home to cell types of interest while sparing off-target tissues. Arrowhead’s pipeline includes clinical programs in chronic hepatitis B virus and obesity and partner-based programs in oncology.